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                                                                   EXHIBIT 10.47

                 [America West Holdings Corporation Letterhead]

Date

Name
Address
City, State, Zip Code

Dear Name:

On behalf of America West Airlines and subject to ratification by our Board of Directors, I am pleased to offer you the position of Title on the following principal terms:

     Base Salary - $_______ on an annual basis, in semi-monthly payments of $_______.

     Annual Incentive Compensation - In addition to base salary, you will participate in our executive incentive compensation program, pursuant to which participants in the program receive a bonus in any year the Company meets pre-established financial targets and the individual achieves his or her objectives. The target bonus for your position is ___ of your annual base salary, but could be as low as zero or as high as ____ of base salary depending on the Company's financial performance and your performance measured against objectives. All incentive bonuses are at the discretion of the Board of Directors.

     [Long Term Incentive Plan - You also are eligible to participate in our long term performance-based award plan. Payments under this plan are determined by America West's Total Stockholder Return (TSR) relative to the TSRs of a pre-defined competitive peer group. You will be eligible for the three-year performance cycle beginning _______ and ending on _______.]

     Stock Options - Under the corporation's stock option program, you will receive an initial grant of __________ stock options to purchase shares of the corporation's Class B Common Stock at the stock's NYSE closing price on the date of the grant. You will be eligible for additional grants of stock options during your tenure with America West, however, all stock option awards are at the discretion of the Board of Directors. Stock options currently vest over a three-year schedule and expire ten years after issuance.

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Name
Date

Page 2


     Benefits & Perquisites - You will be eligible for the benefits, allowances and perquisites generally extended to other Sr. Vice Presidents of the corporation as outlined in the enclosed package.

     Location - You will be based at Corporate Headquarters, currently located in Tempe, Arizona.

     Relocation - You will be offered a relocation package commensurate with a Sr. Vice President level as outlined in the enclosed package

Please understand that all employment with America West is on an "at will" basis unless expressly agreed otherwise. For this reason, this letter is not intended to and should not be construed as an employment contract or as a basis for establishing any guaranteed duration of employment. If the terms set forth above are agreeable to you, please sign a copy of this letter in the space provided below and return it to Bonnie Thompson, Director, Recruitment.

Members of the executive management at America West are unanimously impressed with your background and qualifications, and believe this to be a natural fit. We look forward to having you join our team as soon as possible.

Very truly yours,


/s/ W. Douglas Parker
-------------------------------------
W. Douglas Parker
Chairman, President & CEO

                                        Accepted and agreed to:

                                        ----------------------------------------
                                        Name

                                        ----------------------------------------
                                        Date

c: Shirley Kaufman
   Bonnie Thompson